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                                                                     EXHIBIT 4.6

                        REVOLVING CREDIT PROMISSORY NOTE


$2,500,000.00                                                   October 17, 1996



       For value received TEXAS AIRSONICS, INC. and AMERICAN DENTAL TECHNOLOGIES, INC., (hereinafter called "Maker" whether one or more) promises to pay to the order of THE INTERNATIONAL BANK, ("Payee") at its office in Corpus Christi, Nueces County, Texas, in lawful money of the United States the sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS, or so much thereof as may be advanced and unpaid hereon from time to time, together with interest on the unpaid principal balance hereon outstanding from time to time prior to maturity at a rate which is the lesser from time to time of: (i) a variable rate which is THE REFERENCE RATE as such varies from time to time, such variable rate to change at the same time and with changes in the said Reference Rate; or (ii) the maximum legal rate which may be lawfully contracted for, charged or received hereon from time to time under applicable law; or (iii) 24% per annum. The term "Reference Rate" shall mean that variable rate of interest per annum established by the largest U. S. Banks ("Reference Banks") from time to time as their "prime rate" as reported from time to time in the Money Rates Section of the Southwest Edition of the Wall Street Journal. In the event more than one rate is published as said "prime rate" the average of such rates shall be used in determining the Reference Rate. Such rate is set by the Reference Banks as a general reference rate of interest, taking into account such factors as the Reference Banks may deem appropriate, it being understood that many of the Reference Banks' commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Reference Banks may make various commercial or other loans at rates of interest having no relationship to such rate. In the event that Reference Banks do not have a rate designated by them as their "prime rate", then the "Reference Rate" under the note shall be deemed to be the variable rate of interest per annum which is the general reference rate designated by Reference Banks as their "base rate", "prime rate", "reference rate", or other similar rate which is comparable to the Reference Rate as described above.



       All interest rates hereunder shall be computed on a full calendar year (365/366 days) basis. Article 5069 Chapter 15 V.A.T.S. shall not in any event apply to the loan evidenced hereby. After maturity hereof, unpaid principal and accrued interest shall bear interest from maturity until paid at the rate of eighteen percent (18%) per annum, calculated on a full calendar year basis.



       Principal and accrued interest shall be due and payable ON DEMAND, but if no demand then principal shall be due and payable on or before October 15, 1997, and accrued interest shall be due and payable on a monthly basis commencing November 15, 1996, and on the same day of each succeeding month thereafter, and at maturity.


         All payments hereon shall be first applied to accrued interest with the remainder, if any, applied to unpaid principal. Principal and accrued interest may be prepaid in whole or in part from time to time without penalty or premium.



         This note evidences funds to be advanced to Maker pursuant to a Revolving Credit Agreement of even date.
Payment hereof is secured and guaranteed as set forth in such Agreement.



         This note shall evidence the Maker's, endorsers', sureties' and guarantors' joint and several obligation to pay all advances, together with interest thereon, made by Payee to Maker (or to either of them) or for Maker's account (or for the account of either of them). Interest shall accrue on principal only from the date advanced until paid. Each of Texas AirSonics, Inc. and American Dental Technologies, Inc. shall be jointly and severally liable hereunder.



       The Maker and all endorsers, guarantors and sureties hereof authorize Payee from time to time to make advances to the Maker hereof without any requirement that Payee notify them or any of them of such advances, provided the total principal owing hereunder shall not exceed at any one time the face amount of this note. The amount owing hereunder at any given time shall be determined by the total of all advances made less any principal payments made plus the unpaid accrued interest thereon as determined by the provisions hereof.



         At the option of the holder hereof, the maturity of this note may be accelerated and all unpaid amounts of principal and accrued interest shall become immediately due and payable, without presentment or demand or notice to any person obligated as Maker or any other person obligated hereon, upon the occurrence of any of the following events: default in the payment of any indebtedness or any part thereof owing to holder by any person obligated as Maker or any other person obligated hereon, whether evidenced by this note or otherwise; or failure to perform or keep any of the material conditions and covenants contained in any document given to secure indebtedness owing to holder by any person obligated as Maker or any other person obligated hereon or any document evidencing loan agreements made in connection herewith; or insolvency or making of any general assignment for the benefit of creditors by any person obligated as Maker or any other person obligated hereon; or the filing of any petition or commencement of any proceeding by or against any person obligated as Maker or any other person obligated hereon for any relief, discharge, rearrangement, reorganization or otherwise under any bankruptcy or insolvency laws; or the levying on, seizure or freezing of any account of any person obligated as Maker or any other person obligated hereon by any agency or instrumentality of the State or Federal government; or the issuance of any writ of attachment or garnishment relating to or affecting any of the property or assets of any person obligated as Maker or any other person obligated hereon; or if the holder hereof in good faith deems itself insecure.

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$2,500,000.00 Revolving Credit Promissory Note
Maker:      Texas AirSonics, Inc. and American Dental Technologies, Inc.
Payee:      The International Bank


       Maker and all sureties, endorsers and guarantors of this note hereby severally waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intention to accelerate maturity, notice of acceleration of maturity, and all other notice, and diligence in collecting this note or filing suit thereon or enforcing any security given therefor, and agree to any substitution, exchange or release of any security now or hereafter given for this note or the release of any party primarily or secondarily liable hereon. Maker and all sureties, endorsers and guarantors of this note further severally agree that it will not be necessary for the payee or any holder hereof, in order to enforce payment of this note, to first institute or exhaust its remedies against any person obligated as Maker or other party liable therefor or to enforce its rights against any security for this note and hereby consent to the renewal and extension or modification from time to time of this note (regardless of the number or length of time of the renewals, extensions or modifications), and to any other indulgence with respect hereto, without notice of any such renewal, extension, modification or indulgence. All persons obligated hereon, whether as a maker, endorser, surety, guarantor or otherwise, shall be jointly and severally liable for repayment of the indebtedness evidenced by or arising under this note.


         In the event that this note is placed into the hands of an attorney for collection, or if collected through probate, bankruptcy or other judicial proceedings, then there shall be additionally owing hereon all expenses and costs of collection, including reasonable attorney's fees.


       It is expressly provided and stipulated that, notwithstanding any provision of this Note or any loan agreement or in any deed of trust, assignment, security agreement or other agreement securing payment of this note, in no event shall the aggregate of all interest paid by the Maker to the holder hereof or contracted for, chargeable or receivable hereunder ever exceed the maximum legal rate of interest which may lawfully be charged Maker under the laws of the State of Texas or the United States (whichever may permit the higher rate) on the principal balance of this note from time to time advanced and remaining unpaid. In this connection, it is expressly stipulated and agreed that it is the intent of the payee and the Maker in the execution and delivery of this note to contract in strict compliance with usury laws of the State of Texas or the United States (whichever may permit the higher rate). In the event said maximum legal rate is calculated under Texas statutes, the applicable rate ceiling (maximum rate) shall be the indicated (weekly) rate ceiling from time to time in effect, as provided in Article 5069-1.04 V.A.T.S., as amended. In furtherance thereof, none of the terms of this note or any loan agreement or in any deed of trust, assignment, security agreement or other agreement securing payment of this note, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum legal interest rate permitted to be charged to the Maker under such laws. The Maker or any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this note shall never be liable for interest in excess of the maximum interest that may lawfully be charged under such laws, and the provisions of this paragraph shall govern over all other provisions of this note or any loan agreement or any deed of trust, assignment, security agreement or other agreement securing payment of this note, should such provisions be in apparent conflict herewith. All sums paid or agreed to be paid to payee or the holder of this note for the use, forbearance or detention of the indebtedness of Maker under the terms of this note or otherwise shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest with respect to such indebtedness is uniform throughout the term hereof, and, in conjunction therewith, if the loan evidenced by this note should ever be deemed to consist of two or more loans, then any sum paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the indebtedness of Maker to payee under the terms of this note which is deemed to be excessive interest with respect to one or more of such loans shall be allocated to the loans for which a maximum lawful rate of interest has not been contracted for, charged or received or for which no maximum rate of interest exists.


                                              TEXAS AIRSONICS, INC.


                                              By:  Benjamin J. Gallant
                                                 ---------------------
                                                 Benjamin J. Gallant
                                                 President and CEO


                                              AMERICAN DENTAL TECHNOLOGIES, INC.




                                              By:  Benjamin J. Gallant
                                                 ---------------------
                                                 Benjamin J. Gallant
                                                 President